Exhibit 99.2

COLE NATIONAL GROUP, INC. ANNOUNCES THE EXPIRATION OF ITS

TENDER OFFER FOR 8 7/8% SENIOR SUBORDINATED NOTES

TWINSBURG, Ohio, November 17, 2004 — Cole National Group, Inc. ("Cole") announced today the successful completion of its tender offer for its 8 7/8% Senior Subordinated Notes due 2012 (the "Notes").  As of 5:00 p.m., New York City time, on November 16, 2004, the scheduled expiration time, Cole had accepted for payment Notes validly tendered by holders of $150,000,000, or 100%, of the aggregate principal amount outstanding of the Notes.

Goldman, Sachs & Co. and ABN AMRO Incorporated acted as dealer managers and solicitation agents for the tender offer and the related consent solicitation.  The information agent was MacKenzie Partners, Inc. and the depositary was Wells Fargo Bank, N.A.

Safe Harbor Statement

Certain statements in this press release may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, risks that the integration into Luxottica’s operations will not succeed as currently planned, that expected synergies from the acquisition by Luxottica of Cole National, the direct parent of Cole, will not be realized as planned, that the combination of Luxottica Group’s managed vision care business with Cole National’s will not be as successful as planned, as well as other political, economic and technological factors and other risks referred to in Luxottica Group’s filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and neither Cole National nor Luxottica, parent of Cole National, assume any obligation to update them.

Contacts

Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 (US toll-free) or +1 (212) 357-7867, or ABN AMRO Incorporated at (866) 409-7643 (US toll-free) or +1 (212) 409-6255.1